FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS
SECOND QUARTER 2008 FINANCIAL RESULTS

Secaucus, New Jersey – August 21, 2008 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported financial results for the second quarter and fiscal year-to-date ended August 2, 2008. Results from continuing operations for the second quarters and fiscal year-to-date periods ended August 2, 2008 and August 4, 2007 are based on The Children’s Place business only. The Disney Store North America (“DSNA”) business has been classified as a discontinued operation in accordance with generally accepted accounting principles (“GAAP”) reflecting the Company’s exit of the business.

Second Quarter

•	Net sales from continuing operations for the second quarter increased 16% to $338.0 million, compared to $290.5 million last year.
•	Comparable store sales increased 9% in the second quarter of 2008 compared to a 1% decrease last year.
•
Income from continuing operations after tax was $2.7 million, or $0.09 earnings per share, in the second quarter of 2008, compared to a loss of $19.8 million, or $0.68 loss per share, last year. The Company’s second quarter income from continuing operations included several items which the Company deems to be unusual or one-time in nature, including:

•	Transition services income net of variable expenses of $5.4 million pre-tax in the second quarter of 2008 for services being provided to the acquirer of the DSNA business;
•	Sale of a significant store lease for approximately $2.3 million pre-tax in the second quarter of 2008;
•	Professional fees associated with the Company’s restructuring activities of $1.2 million pre-tax in the second quarter of 2008;
•	Legal fees related to the Company’s 2006 stock-option investigation of $0.5 million pre-tax in the second quarter of 2008, and $1.8 million pre-tax in the second quarter of 2007; and
•	Stock option tolling expenses of $1.3 million pre-tax in the second quarter of 2007.
•
Excluding the unusual or one-time items mentioned above from the second quarters of both years, adjusted loss from continuing operations after tax was $0.9 million, or $0.03 loss per share, in the second quarter of 2008, compared to a loss of $17.8 million, or $0.61 loss per share, in the second quarter of 2007. The second quarter loss excluding these items is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it may facilitate comparisons of its past and future performance. A reconciliation of income (loss) from continuing operations as reported to adjusted loss is included in this press release.

•	Net income including the impact of discontinued operations was breakeven in the second quarter of 2008, compared to a loss of $28.1 million, or $0.97 loss per share, last year.
•	The effective tax rate for continuing operations in the second quarter was 39%.
•	During the second quarter, the Company closed four stores.

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PLCE - Second Quarter 2008 Financial Results

Fiscal Year-to-Date
•	Net sales from continuing operations increased 14% to $738.2 million, for fiscal year-to-date 2008, compared to $646.5 million for the same period of the prior year.
•	Comparable store sales increased 7% year-to-date 2008 compared to a 1% increase last year.
•	Income from continuing operations after tax was $22.2 million, or $0.75 earnings per share, year-to-date 2008, compared to a loss of $0.7 million, or $0.03 loss per share, last year.
•
Excluding the unusual or one-time items from both years, income from continuing operations after tax was $19.8 million, or $0.67 earnings per share, year-to-date 2008, compared to $2.5 million, or $0.09 earnings per share, last year. As previously noted, this is a non-GAAP measure which the Company is providing as a supplemental disclosure.

•	Net income including the impact of discontinued operations was $19.5 million, or $0.66 earnings per share, year-to-date 2008, compared to a loss of $13.4 million, or $0.46 loss per share, last year.
•	Year-to-date, the Company opened three stores and closed five.

As previously announced, during the second quarter the Company closed on an $85 million five-year term loan to ensure adequate liquidity would be available in the event that the difficult economic conditions persist and adversely impact the Company’s business. Under negotiated terms of the loan, the Company has voluntary prepayment opportunities and is required to repay 50% of excess cash flow, as defined by the agreement, at the end of each fiscal year. The Company also signed a new credit agreement for a $200 million asset-based revolving credit facility during the quarter which replaced the revolving credit facility previously in effect.

Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., commented, “We are gratified to see that the hard work and dedication of our entire team continued to pay off in the second quarter. Overall, we achieved solid top-line growth for the quarter while implementing cost reduction initiatives to better support our value positioning. Our merchandise assortment for summer was very well-received by customers and our sharpened E-commerce marketing and merchandising efforts helped to drive web traffic and sales.

“We expect that consumer purchasing power will continue to be pressured by ongoing weakness in the economy and we are maintaining our focus on offering great color, great outfitting, and great fashion at a tremendous value.”

The Children’s Place will host a conference call to discuss its second quarter results today at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing 1-800-862-9098 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on August 28, 2008. To access the replay, please dial 1-800-753-6121, or you may listen to the audio archive on the Company’s website.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of August 2, 2008, the Company owned and operated 902 stores and its online store at www.childrensplace.com.

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This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and risks and uncertainties relating to other elements of the Company’s strategic review. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, (201) 558-2400
Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ending		Year-to-Date Ending
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007

Net sales	$338,029	$290,498	$738,241	$646,493
Cost of sales	209,480	197,054	438,600	401,075
Gross profit	128,549	93,444	299,641	245,418
Selling, general and
administrative expenses	105,793	109,219	225,203	216,994
Asset impairment charge	127	635	127	635
Depreciation and amortization	17,709	15,154	35,361	29,751
Income (loss) from continuing
operations before interest and taxes	4,920	(31,564)	38,950	(1,962)
Interest income (expense), net	(398)	428	(891)	1,428
Income (loss) from continuing
operations before income taxes	4,522	(31,136)	38,059	(534)
Provision (benefit) for income taxes	1,786	(11,330)	15,903	203
Income (loss) from continuing
operations net of income taxes	2,736	(19,806)	22,156	(737)
(Loss) from discontinued
operations net of income taxes	(2,725)	(8,285)	(2,627)	(12,640)
Net income (loss)	$11	$(28,091)	19,529	$(13,377)

Basic income (loss) from continuing
operations per common share	$0.09	$(0.68)	$0.76	$(0.03)
(Loss) from discontinued
operations per common share	(0.09)	(0.28)	(0.09)	(0.43)
Basic net income (loss) per common
share	$0.00	$(0.97)*	$0.67	$(0.46)
Basic weighted average common
shares outstanding	29,255	29,084	29,177	29,084

Diluted income (loss) from continuing
operations per common share	$0.09	$(0.68)	$0.75	$(0.03)
Income (loss) from discontinued
operations per common share	(0.09)	(0.28)	(0.09)	(0.43)
Diluted net income (loss)
per common share	$0.00	$(0.97)*	$0.66	$(0.46)
Diluted weighted average common
shares and common share equivalents
outstanding	29,599	29,084	29,395	29,084

* Does not add due to rounding.
Note: All periods presented above reflect the exit of the DSNA business, which has been classified as a discontinued operation in accordance with GAAP. Continuing operations, as presented above, includes the operations of The Children’s Place business only.

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 2, 2008	February 2, 2008	August 4, 2007
Current assets:
Cash and investments	$146,704	$81,626	$80,161
Accounts receivable	26,150	41,143	34,609
Inventories	219,100	196,606	247,091
Other current assets	100,316	92,910	84,642
Restricted assets in bankruptcy estate of
subsidiary	85,265	--	--
Current assets held for sale	--	98,591	95,776
Total current assets	577,535	510,876	542,279

Property and equipment, net	333,783	354,141	342,708
Other assets, net	97,868	128,357	87,273
Non-current assets held for sale	--	4,163	60,026
Total assets	$1,009,186	$997,537	$1,032,286

Current liabilities:
Revolving credit facility	$--	$88,976	$72,225
Short term portion of term loan	30,000	--	--
Accounts payable	80,287	80,807	120,766
Accrued expenses and
other current liabilities	99,145	140,712	127,702
Liabilities of the bankrupt estate of
subsidiary	108,409	--	--
Total current liabilities	317,841	310,495	320,693

Long term portion of term loan	55,000	--	--
Other liabilities	140,119	214,809	197,963
Total liabilities	512,960	525,304	518,656

Stockholders’ equity	496,226	472,233	513,630

Total liabilities and stockholders’ equity	$1,009,186	$997,537	$1,032,286

Note: The balance sheet as of August 2, 2008, reflects DSNA restricted assets available to settle its liabilities through bankruptcy. “Assets held for sale” on the February 2, 2008 and August 4, 2007, balance sheets reflect the assets sold to an affiliate of The Walt Disney Company. The remaining assets and liabilities of the Disney Store business are reflected in their respective balance sheet categories on the February 2, 2008 and August 4, 2007 balance sheets.

THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions, except per share amounts)
(Unaudited)

	Second Quarter Ending		Year-to-Date Ending
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Income/(loss) from continuing operations net of income taxes	$2.7	$(19.8)	$22.2	$(0.7)

Net transition services income	(5.4)	-	(5.4)	-

Sale of store lease	(2.3)	-	(2.3)	-

Tolling of stock options	-	1.3	-	1.7

Professional fees:
Stock option/special investigation fees	0.5	1.8	1.3	3.4
Company restructuring	1.2		2.5
Aggregate impact of significant items	(6.0)	3.1	(3.9)	5.1

Income tax effect of significant items	2.4	(1.1)	1.5	(1.9)

Adjustments after taxes	(3.6)	2.0	(2.4)	3.2

Adjusted income (loss) from continuing operations net of income taxes	(0.9)	(17.8)	19.8	2.5

GAAP income (loss) from continuing operations per common share	$0.09	$(0.68)	$0.75	$(0.03)

Adjusted income (loss) from continuing operations per common share	$(0.03)	$(0.61)	$0.67	$0.09

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